AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this "Lease") made this 9th day of May, 2011, by and between CORPORATE GATEWAY, L.P. (the "Landlord") and ADMINISTRATIVE OFFICE OF PENNSYLVANIA COURTS (the "Tenant"), witnesseth that the parties hereby agree as follows:

W I T N E S S E T H:

THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1.Definitions and Attachments.

1.1    Certain Defined Terms.

1.1.1    "Building" means the office building located at 5035 Ritter Road. Mechanicsburg, Pennsylvania 17055, County of Cumberland.

1.1.2    "Premises" means the entire Building, described on the schedule attached hereto as Exhibit "A" and made a part hereof.

1.1.3    "Rentable Area of the Premises" and "Rentable Area of the Building'' means 56,556 rentable square feet, as measured in accordance with BOMA.

1.1.4    "Initial Term" means a period of seven (7) years, commencing and ending as provided in Section 3.

1.1.5    "Renewal Terms" means two (2) additional periods of five (5) years each, commencing and ending as provided in Section 3.3.

1.1.6.    "Annual Base Rent" means the amount set forth on the following schedule:

Lease Year	Annual Base Rent	Monthly Installments of Annual Base Rent
1	$734,662.44	$61,221.87
2	$757,284.84	$63,107.07
3	$779,907.24	$64,992.27
4	$802,529.64	$66,877.47
5	$825,152.04	$68,762.67
6	$847,774.44	$70,647.87
7	$870,396.84	$72,533.07

1.1.7    "Tenant Notice Address" means

Pennsylvania Judicial Center PO Box 61260
Suite 1500
601 Commonwealth Avenue
Harrisburg, PA 17106- 1260

1.1.8    "Tenant's Proportionate Share of the Building" means that percentage which is computed by a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building. As of the date of this Lease, Tenant's Proportionate Share of the Building is 100%.

1.1.11    "Broker" means CB Richard Ellis, Inc.

1.2    Additional Defined Terms.

The following additional terms are defined in the places in this Lease noted below:

Term	Section
"ADA"	47
"Applicable Laws"	7
"Commencement Date"	3.1
"Exterior Common Areas"	6.2.4
"Data Center"	5
"Default Rate"	6.6
"Hazardous Materials"	46.1.2
"Landlord's Operating Expenses"	6.2.2
"Lease Year"	6.2.5
"Mortgagee"	31
"Prevailing Market Rate"	3.3
"Property"	6.2.1
"Successor"	32
"Taxes"	6.2.3
"Term"	3.4

1.3    Attachments.

The following documents are attached hereto, and such documents, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof:

Exhibit "A"    - Floor Plan
Exhibit "B"    - Rules and Regulations
Exhibit "C"    - Estoppel Certificate
Exhibit "D"    - Subordination, Non-Disturbance Agreement

2.    Demise. Landlord hereby leases the Premises unto Tenant, and Tenant hereby rents the Premises from Landlord. If the Building should ever become multi-tenanted, Tenant shall have the right to use the Exterior Common Areas (as that term is defined in Section 6.2.4) on a non- exclusive basis and in common with the other tenants of the Building.

3.    Term.

3.1    Commencement Date and Term. This Lease shall commence on April 1, 2011 (the "Commencement Date") and shall be for the Initial Term, expiring on March 31, 2018.

3.2    Intentionally Deleted.

3.3    Options to Extend Lease Term. Provided Tenant is not then in default of any term, covenant or condition of this Lease beyond any applicable notice and/or cure periods , Tenant shall have the option to extend the term of this Lease for the Renewal Terms, to commence immediately upon the expiration of the Initial Term or the First Renewal Term, as applicable; provided, however, if Tenant has been placed in default hereunder by Landlord and Tenant has disputed such default in good faith by written notice to Landlord, Tenant shall continue to have the option described hereinabove. Tenant's rental of the Premises during each Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except that Tenant shall pay to Landlord as Base Rent that amount equal to the then "Prevailing Market Rate" for the Premises for the applicable Renewal Term, as hereinafter defined (including annual adjustments). Landlord acknowledges that the inclusion of this Section 3.3 granting Tenant an option to extend this Lease was a material inducement to Tenant in entering this Lease. Accordingly, Landlord agrees that, for purposes of this Section 3.3, Tenant may in good faith dispute a default on the ground that the economic detriment of the default on the Landlord is de minimis and grossly disproportionate to a forfeiture of the Tenant's option to extend the Lease. For purposes of this Section 3.3, the term "Prevailing Market Rate" shall mean the then prevailing market renewal rate being charged for comparable space in comparable office buildings within a fifteen (15) mile radius of the Premises, with consideration given for tenants' financial strength and size, construction allowances, commissions, free rent, an updated base year, and other concessions or premiums. In order to exercise its option granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than two hundred seventy (270) days prior to the expiration of the Initial Term or First Renewal Term, as applicable. Within thirty (30) days following the exercise by Tenant of its option to extend this Lease for the applicable Renewal Term, Landlord shall notify Tenant in writing of its determination of the Prevailing Market Rate for the applicable Renewal Term, as reasonably determined by Landlord ("Landlord's Notice"). Within thirty (30) days after receipt of Landlord's Notice, Tenant shall notify Landlord in writing of Tenant's acceptance or rejection of such rate. If Tenant shall accept such Prevailing Market Rate, Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If within the thirty (30) day period, Tenant shall reject such Prevailing Market Rate as determined by Landlord for the applicable Renewal Term, then within twenty (20) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Market Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Market Rate within the twenty (20) day period, Landlord and Tenant shall each within the next ten (10) days appoint an independent appraiser licensed in the Commonwealth of Pennsylvania (the "Appraisers"). Each such independent appraiser must be an MAI (Member, Appraisal Institute) and must have experience appraising commercial property in the geographic area. Such Appraisers shall deliver their respective estimates of the Prevailing Market Rate within ten (10) days after being appointed. If the estimates of the Prevailing Market Rate as quoted by the Appraisers are within ten percent (10%) of each other, the Prevailing Market Rate shall be deemed to be the average of the estimates presented by the two Appraisers. If the estimates of the Prevailing Market Rate as quoted by the Appraisers differ by more than ten percent (10%), then Landlord and Tenant shall jointly appoint a third independent appraiser licensed in the Harrisburg area within ten (10) days after the receipt of the initial appraisers' estimates (the "Third Appraiser") who shall deliver its estimate of the Prevailing Market Rate within ten (10) days after being appointed and the average of all three such estimates shall be deemed to be the Prevailing Market Rate. Tenant shall notify Landlord within ten (10) days after receipt of the estimate of the Prevailing Market Rate (whether as resulting from the average of the two Appraisers or from all three Appraisers, as applicable), whether Tenant shall accept such Prevailing Market Rate, whereupon Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If (i) Tenant shall fail to respond to Landlord's Notice as provided above, (ii) Tenant shall fail to deliver the requisite notice exercising its option to extend by the date prescribed above, (iii) Tenant does not respond within ten (10) days following receipt of Landlord's Notice or (iv) Tenant does not accept the Prevailing Market Rate within ten (10) days following Landlord's notification of the Prevailing Market Rate, as determined either by the average of the two Appraisers or from all three Appraisers, as applicable, then Tenant's option to extend this Lease for the Renewal Term shall be void and inoperable. Landlord and Tenant shall each pay the fee of the appraiser designated by them originally and shall split the fees of the Third Appraiser.

If Tenant shall fail to respond to Landlord's Notice as provided above, or if Tenant shall fail to deliver the requisite notice exercising its option to extend by the date prescribed above, then Tenant's option to extend this Lease for the applicable Renewal Term shall be void and inoperable.

Notwithstanding anything to the contrary contained herein, in the event Tenant elects not to renew this Lease as provided hereinabove, Tenant shall have the option to remain in possession of the Premises for a period of three (3) months following the expiration of the then current Term or applicable Renewal Term (the "3 Month Holdover Period"), by providing written notice of such election to Landlord on or before ninety (90) days prior to upcoming expiration of the Term or applicable Renewal Term. In the event of such an election by Tenant, this Lease shall automatically extend for such period and in consideration thereof, Tenant shall pay, as Base Rent due for each month of the 3 Month Holdover Period, an amount equal to the Monthly Installment Base Rent for the final calendar month of the Term, plus Twenty-Five cents ($0.25) per square foot of Rentable Floor Area of the Premises.

3.4    Definition of "Term". As used herein, the word "Term'" shall refer to the Initial Term and each Renewal Term, if applicable.

4.    Intentionally Deleted.

5.    Use. Landlord and Tenant acknowledge that (i) Tenant's purpose in entering this Lease is to operate Tenant's primary data center ("Data Center'") for the administration of Pennsylvania's Unified Judicial System, (ii) the Data Center is a critical and indispensable component of the Unified Judicial System, and (iii) Tenant must be able to operate the Data Center continuously, without any interruption whatsoever, around the clock (24 hours a day), throughout the week (including weekends and holidays), and throughout the year. The parties agree to cooperate with each other throughout the term of this Lease (including any extension terms) to ensure that Tenant can conduct such uninterrupted use of the Data Center. The parties acknowledge that those portions of the Building that Tenant is not at any particular time using as part of the Data Center shall be used solely for ancillary office and general administrative purposes consistent with applicable zoning regulations. Landlord acknowledges that given Tenant's security needs, the Premises shall not be available to the public and as a result thereof, entry of the public into the Premises will at all times be controlled exclusively by Tenant.

6.    Rent.

6.1    Base Rent. As rent for the Premises during each year of the Term, Tenant shall pay to Landlord an Annual Base Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the schedule set forth in Section 1.1.6 above.

6.2    Definitions. For the purposes hereof, the following definitions shall apply:

6.2.1    "Property" shall mean the Building, the land upon which same is situated and all fixtures and equipment thereon or therein, all commonly owned or shared appurtenances, including but not limited to, parking areas, walkways, landscaping and utilities, whether located on the land upon which the Building is situated or elsewhere.

6.2.2    "Landlord's Operating Expenses" shall be all those expenses paid or incurred by Landlord in connection with maintaining, operating and repairing the Exterior Common Areas (as defined in Section 6.2.4 of this Lease), in a manner deemed reasonable and appropriate by Landlord and shall include, without limitation, the following:

6.2.2.1    All costs and expenses of operating, repairing, cleaning, and insuring (including liability for personal injury, death and property damage and workers' compensation insurance covering personnel) the Exterior Common Areas or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and depreciation of all machinery and equipment used therein or thereon, replacing or repairing of pavement, parking areas, curbs, walkways, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

6.2.2.2    Maintenance of exterior stairways;

6.2.2.3    Repair and maintenance of the parking areas, including, without limitation, the sealing and striping of said areas;

6.2.2.4    Sales or use taxes on supplies or services;

6.2.2.5    Reasonable and competitive management fees not to exceed four percent (4%) of Annual Base Rent;

6.2.2.6    Wages, salaries and compensation of all persons engaged in the maintenance, operation or repair of the Exterior Common Areas (including Landlord's share of all payroll taxes and the cost of an on-site or near-site office and segregated storage area for Landlord's parts, tools and supplies applicable only to the Property);

6.2.2.7    Legal, accounting and engineering fees and expenses, except for those related to disputes with tenants or which are a result of and/or are based on Landlord's negligence or other tortious conduct;

6.2.2.8    Costs and expenses that may result from compliance with any governmental laws or regulations that were not applicable to the Exterior Common Areas at the time same were originally constructed; and

6.2.2.9    Roof Repairs (as defined in Section 11.2 of this Lease);

6.2.2.10    All other expenses which under generally accepted accounting principles would be considered as expenses of maintaining, operating, or repairing the Exterior Common Areas. Notwithstanding the foregoing, all expenses (whether or not such expenses are enumerated on items 1 through 9 of this Section 6.2.2) which would be considered capital in nature under generally accepted accounting principles shall be excluded from "Landlord's Operating Expenses".

6.2.3    "Taxes" shall mean all real property taxes including currently due installments of assessments, sewer rents, ad valorem charges, water rates, rents and charges, front foot benefit charges, and all other governmental impositions in the nature of any of the foregoing. Excluded from Taxes are (i) federal, state or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and (iii) penalties or interest charged for late payment of Taxes. If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so as to cause the whole or any part of the items listed in the first sentence of this subparagraph to be levied, assessed or imposed, wholly or partly as a capital levy, or otherwise, on the rents received from the Building, wholly or partly in lieu of imposition of or in addition to the increase of taxes in the nature of real estate taxes issued against the Property, then the charge to Landlord resulting from such altered additional method of taxation shall be deemed to be within the definition of "Taxes."

6.2.4    "Exterior Common Areas" shall mean all non-enclosed areas of the Property, including but not limited to, parking areas, walkways, exterior stairways and landscaping.

6.2.5    "Lease Year" shall mean the first twelve (12) month period following the Commencement Date and each succeeding twelve (12) month period thereafter up to the end of the Term.

6.3    Rent Adjustments for Taxes. Tenant further agrees to pay to Landlord as additional rent the Taxes for any calendar year or any part thereof occurring during the Term. Such payment shall be made within thirty (30) days after receipt of a bill from Landlord, accompanied with a copy of the tax bill and Landlord's computation of Tenant's Proportionate Share thereof. Prior to the commencement of each Operating Year, Landlord shall furnish to Tenant a written statement setting forth Landlord's estimate of the amount of Taxes for such Operating Year. Tenant shall pay Landlord's estimated Taxes in equal monthly installment, in advance, as additional rent together with Base Rent. At the expiration of each Operating Year, Landlord shall certify to Tenant the actual Taxes for such Operating Year and within thirty (30) days after receipt of certification, Tenant shall, pay, as additional rent, the deficiency, if any, in Taxes payable by Tenant for such Operating Year. If at the end of such Operating Year, the total amount paid by Tenant as Tenant's Proportionate Share of Taxes is greater than the amount required to be paid for such Operating Year, then, if Tenant is not in default hereunder (after the giving of any required notices and the expiration of any cure periods), the amount of such excess payment will be applied by Landlord to the next succeeding monthly installment of Base Rent due hereunder. If there are any such excess payments made during the final Operating Year, then, if Tenant is not in default hereunder (after the giving of any required notices and the expiration of any cure periods), the amount of such excess will be refunded to Tenant within thirty (30) days after such certification. Supplementing the provisions of the immediately preceding sentence, if Tenant is in default, then Landlord agrees to credit such excess payments against any Base Rent, additional rent and/or other amounts due from Tenant.

All reasonable expenses incurred by Landlord (including attorneys', appraisers' and consultants' fees, and other costs) in contesting any increase in Taxes or any increase in the assessment of the Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder. Landlord and Tenant hereby agree that at any time during the Term hereof, Tenant, using good faith and reasonable judgment, shall have the right, by providing a written request to Landlord along with reasonable documentation supporting such tax contest, to request that Landlord contest any increase in Taxes. Within thirty (30) days following receipt of such written request, Landlord shall use its own reasonable and good faith judgment to determine whether to proceed with such a tax contest and shall notify Tenant in ·writing of its decision on such matter.

However, if Landlord elects to contest the assessment, Landlord is obligated to disclose to Tenant all attorneys, appraisers, and other professionals that Landlord has selected to conduct the contest, whereafter (i) Tenant, if it so desires, has the right to seek independent professionals, at Tenant's sole expense, and (ii) Landlord would direct its professionals to consider in good faith any input provided by any professionals so engaged by Tenant.

6.4    Rent Adjustments for Landlord's Operating Expenses. Prior to the commencement of each Operating Year, Landlord shall furnish to Tenant a written statement setting forth Landlord's estimate of the amount of Landlord's Operating Expenses for such Operating Year. Tenant shall pay Landlord's estimated Landlord's Operating Expenses in equal monthly installments, in advance, as additional rent together with Base Rent. Within one hundred twenty (120) days after expiration of each Operating year, Landlord shall certify to Tenant the actual Building Expenses for such Operating Year and within thirty (30) days after receipt of such certification, Tenant shall pay as additional rent, the deficiency if any, in charges payable by Tenant for such Operating Year. If, at the end of such Operating Year, the total amount paid by Tenant is greater than the amount required to be paid for such Operating Year, then, if Tenant is not in default hereunder (after the giving of any required notices and the expiration of any cure periods), the amount of such excess payment shall be applied by Landlord to the next succeeding monthly installment of Base Rent due hereunder. If there are any such excess payments made during the final Operating Year, then, if Tenant is not in default hereunder (after the giving of any required notices and the expiration of any cure periods), the amount of such excess will be refunded to Tenant by Landlord within thirty (30) days after such certification. Supplementing the provisions of the immediately preceding sentence, if Tenant is in default then Landlord agrees to credit such excess payments against any Base Rent, additional rent and/or other amounts due from Tenant. In the event the Commencement Date shall be a day other than January 1, or the date fixed for the expiration of the full Term hereof shall be a day other than December 31, then, in either such event, in applying the provisions of this paragraph with respect to any Operating Year in which such event occurred, appropriate adjustments shall be made to reflect the result of such event, taking into consideration the portion of such Operating Year which should have elapsed prior to the Commencement Date or after the date of such expiration. Tenant's right to receive the excess payments shall survive the expiration or earlier termination of this Lease.

Notwithstanding anything to the contrary set forth in this Section 6 of this Lease, to the extent any of the Landlord's Operating Expenses are within Landlord's reasonable control (the "Controllable Expenses"), the actual Controllable Expenses incurred by Landlord shall not increase by more than three percent (3%) of the previous calendar year's Controllable Expenses on a cumulative basis. The parties agree and acknowledge that the following are non- controllable Landlord's Operating Expenses and shall not be subject to the foregoing cap: (i) Taxes, (ii) insurance, (iii) utilities, (iv) snow removal and (v) those certain Roof Repairs (as defined in Section 11.2 of this Lease) which are necessary as a result of extreme weather conditions or events (the "Non-Controllable Expenses"). The parties acknowledge that for purposes of this Section 6.4, the Landlord's Operating Expenses shall be computed separately as between the Controllable Expenses and the Non-Controllable Expenses. The annual statement provided to Tenant pursuant to this Section 6.4 shall include computation for both the Controllable Expenses and the Non-Controllable Expenses as well as a combined total thereof reflecting Tenant's overpayment or underpayment for the applicable calendar year.

6.5    Additional Rent Payments. Tenant's obligation to pay any additional rent accruing during the Term pursuant to Sections 6.3 and 6.4 hereof shall apply pro rata to the proportionate part of a calendar year, in which this Lease begins or ends. Such obligation to make payments of such additional rent shall survive the expiration or sooner termination of the Term.

6.6    Payments. All payments or installments of any rent hereunder and all sums whatsoever due under this Lease (including but not limited to court costs and attorneys' fees) shall be deemed rent and shall be paid to Landlord at the address designated by Landlord. If any amount of Annual Base Rent or additional rent shall remain unpaid for ten (10) calendar days after such payment becomes due, Tenant shall pay Landlord, without notice or demand. a late charge equal to the greater of (i) $35.00 or (ii) two and one-half percent (2.5%) of the overdue amount to partially compensate Landlord for its administrative costs in connection with such overdue payment; which administrative costs Tenant expressly acknowledges are reasonable and do not constitute a penalty. In addition, such overdue amounts shall bear interest at the rate of 15% per annum (but not more than the maximum allowable legal rate applicable to Tenant) (the "Default Rate") until paid. Additionally, if any of Tenant's checks for payment of rent or additional rent are returned to Landlord for insufficient funds, Tenant shall pay to Landlord as additional rent the greater of (i) $50.00 or (ii) the amount of actual charges incurred by Landlord, for each such check returned for insufficient funds, and if two or more of Tenant's checks in payment of rent or additional rent due hereunder are returned for insufficient funds in any calendar year, Landlord reserves the right upon ten (10) days advance written notice to Tenant to thereafter require Tenant to pay all rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier's check. If an attorney is employed to enforce Landlord's rights under this Lease, Tenant shall pay all fees and expenses of such attorney whether or not legal proceedings are instituted by Landlord but only if Tenant is actually in default. Time is of the essence in this Lease.

7.    Requirements of Applicable Law. Landlord warrants that on the Commencement Date, the Premises shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property ("Applicable Laws''). Tenant, at its sole cost and expense, shall thereafter comply promptly with all Applicable Laws now in force or which may hereafter be in force, which impose any duty upon occupants of the Building with respect to the use, occupancy or alteration of the Premises or any part thereof and for the prevention of fires; provided, however, that Landlord and not Tenant shall correct all structural defects in the Building necessary to comply with Applicable Laws, and make all repairs, changes or alterations necessary because the Building was not constructed in compliance with any of the Applicable Laws.

8.    Certificate of Occupancy. Tenant shall not use or occupy the Premises in violation of any certificate of occupancy, permit, or other governmental consent issued for the Building. If any governmental authority, after the commencement of the Term, shall contend or declare that the Premises is being used for a purpose which is in violation of such certificate of occupancy, permit, or consent, then Tenant shall, upon five (5) days' notice from Landlord, immediately discontinue such use of the Premises. If thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant's failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith. Tenant shall indemnify and hold Landlord harmless of and from any and all liability for any such violation or violations.

9.    Contest-Statute, Ordinance, Etc. Tenant may, after notice to Landlord, by appropriate proceedings conducted promptly at Tenant's own expense in Tenant's name and whenever necessary in Landlord's name, contest in good faith the validity or enforcement of any such statute, ordinance, law, order, regulation or requirement and may similarly contest any assertion of violation of any certificate of occupancy, permit, or any consent issued for the Building. Tenant may, pending such contest, defer compliance therewith, in the opinion of counsel for Landlord, such deferral shall not subject either Landlord or the Premises or the Property (or any part thereof) to any penalty, fine or forfeiture, and if Tenant shall post a bond with corporate surety approved by Landlord sufficient, in Landlord's opinion, fully to indemnify Landlord from loss.

10.    Tenant's Improvements. Tenant shall not make any alterations, decorations, installations, additions or improvements to the Premises, including but not limited to, the installation of any fixtures, amenities, equipment, or other apparatus, without Landlord's prior written consent, and then only by contractors or mechanics employed or approved by Landlord, not to be unreasonably withheld. All such work, alterations, decorations, installations, additions or improvements shall be done at Tenant's sole expense. Landlord has the right to approve plans for Tenant's improvements, but Tenant has sole control of the timing of such improvements and the manner of work to make such improvements. Landlord's consent to and/or approval of Tenant's plans and specifications for the aforesaid improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, decorations, installations, additions or improvements made by either of the parties hereto upon the Premises, except movable office furniture and removable Data Center items and trade fixtures (such items and trade fixtures including especially but not exclusively computer equipment and supporting components such as generators, UPS modules, CRAC units, dry coolers and architectural-but demountable elements such as raised floors and cages, among other things) put in at the expense of Tenant and other items as mutually agreed upon in writing, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury. For Data Center work, or work to support Data Center operations, Tenant has the absolute right to use contractors of its own choosing. For the non-Data Center portion of the Premises Tenant at its option can submit to Landlord a list of General Contractors for Landlord's pre-approval, such approval not to be unduly withheld, delayed, or conditioned.

11.    Repairs and Maintenance.

11.1    Tenant's Care of the Building and Premises. Except as set forth in Section 11.2 below, during the Term Tenant shall, at its sole cost and expense:

(i)keep the Building (including all systems, such as mechanical, electrical and plumbing), and the fixtures, appurtenances and improvements therein in good order and condition comparable to other first class suburban office buildings in the Mechanicsburg area, subject to reasonable wear and tear and damage due to fire or other casualty;

(ii)make repairs and replacements to the Building, excepting damage due to fire or other casualty;

(iii)repair and replace special equipment or decorative treatments installed by or at Tenant's request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord's misuse or primary negligence, and are not covered by Tenant's insurance as required hereunder;

(iv)pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or occupants of the Building due to any waste, misuse or neglect of the Premises, its fixtures and appurtenances by Tenant, except to the extent that the repair of such damage is covered by Landlord's insurance as required hereunder to the extent that Landlord actually receives proceeds therefrom; and

(v)not commit waste.

Landlord reserves the right to prescribe the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant's expense.

Tenant shall provide, at its own expense, such janitorial services as are necessary to maintain the Premises in a sanitary, good and safe condition, consistent with the operation of a first-class office building; except, however, Landlord shall cause for the removal of any trash or waste from the dumpster enclosures for the Building and the costs shall be included in the Landlord's Operating Expenses.

11.2    Landlord's Repairs. Landlord shall make (1) all repairs, maintenance and replacements to the structure of the Building, meaning the foundation, exterior walls and other structural components and replacement of the roof of the Building (the "Structural Repairs"), (2) all maintenance, repairs and replacements to the Exterior Common Areas in a condition comparable to other first class suburban office buildings in the Mechanicsburg area (the "Common Area Work"); and (3) repairs and maintenance to the roof of the Building (the "Roof Repairs"). Costs for Common Area Work and the Roof Repairs shall be included in Landlord's Operating Expenses and treated in accordance with the terms of Section 6; costs for Structural Repairs shall be at the sole cost and expense of Landlord, without reimbursement by Tenant. There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein; provided, however, that Landlord takes all reasonable measures to avoid interfering with Tenant's ability to conduct its business and to avoid unreasonably interfering with Tenant's use and enjoyment of the Premises.

11.3    Time for Repairs. Repairs or replacements required pursuant to Section 11.1 and 11.2 above shall be made within a reasonable time (depending on the nature of the repair or replacement needed -- generally no more than fifteen (15) days) after receiving notice or having actual knowledge of the need for a repair or replacement.

11.4    Surrender of the Premises. Upon the termination of this Lease, without the need for prior notice from Landlord, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

(i)ordinary wear and tear;

(ii)damage by the elements, fire, and other casualty unless Tenant would be required to repair under the provisions of this Lease;

(iii)damage arising from any cause not required to be repaired or replaced by Tenant; and

(iv)alterations as permitted by this Lease unless consent was conditioned on their removal.

Tenant will have no responsibility for restoration or restoration costs of its installed improvements at the termination of the Lease. On surrender Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed pursuant to the terms of this Lease and repair any damage to the Premises caused by this removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal.

12.    Conduct on Premises. Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein which shall, in any way, increase the rate of fire insurance on the Building, or invalidate or conflict with the fire insurance policies on the Building, fixtures or on property kept therein, or obstruct or interfere with the rights of Landlord, or in any other way injure or annoy Landlord, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with Applicable Laws, or the Pennsylvania Fire Underwriters Rating Bureau. Tenant agrees that any increase of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or carelessness or the willful action of Tenant, Tenant's employees, agents, servants, or invitees shall, as they accrue be added to the rent heretofore reserved and be paid as a part thereof; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease.

13.    Insurance.

13.1    Tenant's Insurance. Tenant shall keep in force at its own expense, so long as this Lease remains in effect, (a) public liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2.000,000), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for only a reasonable deductible, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant's personal property in the Premises and all improvements and installed in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise, such insurance to provide for only a reasonable deductible, (c) if, and to the extent, required by law, workmen's compensation or similar insurance offering statutory coverage and containing statutory limits (d) shall insure all plate and other interior glass in the Premises for and in the name of Landlord and (e) business interruption insurance in an amount sufficient to reimburse Tenant for loss of earnings attributable to prevention of access to the Building or the Premises for a period of at least twelve (12) months. Such policies shall be maintained in companies and in form reasonably acceptable to Landlord and shall be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional insured and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) days' written notice to Landlord or its designees. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. In addition to the foregoing insurance coverage, Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (i) comprehensive general liability insurance policy, including, but not limited to, contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Hundred Thousand Dollars ($200,000.00), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for no deductible, and (ii) workmen's compensation insurance or similar insurance in form and amounts as required by law. In the event of damage to or destruction of the Premises and the termination of this Lease by Landlord pursuant to Section 18 herein, Tenant agrees that it shall pay Landlord all of its insurance proceeds relating to improvements made in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise. If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord's demand, as additional rent the premiums for such insurance.

13.2    Landlord's Insurance. Landlord shall keep in force at its own expense (a) contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of Two Million Dollars ($2,000,000.00) and at least Ten Million Dollars ($10,000,000.00) umbrella policy, for personal injuries, property damage or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at replacement cost value covering the Building and all of Landlord's improvements in and about same. Within ten (10) days following receipt of written request from Tenant, Landlord shall deposit certificates thereof with Tenant, which certificates shall accurately reflect the policies in force. Landlord's policies shall identify Tenant as additional insured. Landlord represents and warrants that (i) each year Landlord shall (conferring with its insurance professionals) reassess thoroughly and in good faith whether the amounts of Landlord's various insurance coverages for the Building (or for any part or parts or components or components of it) are adequate in order to to determine whether it would be appropriate to increase the amounts of the coverages, (ii) in conducting this annual reassessment Landlord shall (conferring with its real-estate professionals) attempt to ascertain in good faith whether the value of the Building has increased as a result of (among other things) tenant improvements (and any other improvements to the Building made by Tenant), and (iii) Landlord shall, upon determining that the value of the Building has increased, promptly procure a commensurate increase in the amount of its insurance coverages for the Building. Landlord acknowledges that the intent of this provision is to ensure that Tenant's substantial investment in the Building, which is likely to increase the value of the Building, is not lost through casualty. Prior to the commencement of each Operating Year, Landlord shall furnish to Tenant a written statement setting forth Landlord's estimate of the costs of the insurance required under this Section 13 for such Operating Year and Tenant shall pay Landlord's estimated insurance costs in equal monthly installments, in advance, as additional rent together with Base Rent.

13.3    Waiver of Subrogation. Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker's compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease. Landlord shall use reasonable efforts to cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be ·written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policies. Tenant shall use reasonable efforts to cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and tenant's improvements installed therein by Tenant or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by such policies.

14.    Rules and Regulations. Tenant shall be bound by the rules and regulations set forth on the schedule attached hereto as Exhibit "B" and made a part hereof. Landlord shall have the right, from time to time, to issue additional or amended rules and regulations regarding the use of the Building, so long as the rules shall be reasonable and non-discriminatory between tenants. When so issued the same shall be considered a part of this Lease and Tenant covenants that the additional or amended rules and regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building, provided, that the additional or amended rules are made applicable to all office tenants similarly situated as Tenant. Landlord shall not be liable to Tenant for the violation of any of the rules and regulations, or the breach of any covenant or condition in any lease, by any other tenant in the Building.

15.    Mechanics' Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby Tenant's interest in the Premises, or any part thereof, may be encumbered by any mechanics' lien. Tenant shall discharge or bond off, within ten (10) days after the date of filing, any mechanics' liens filed against Tenant's interest in the Premises, or any part thereof, purporting to be for labor or material furnished or to be furnished to Tenant. Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics' or other lien for labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Premises, or the Property.

16.    Tenant's Failure to Repair. In the event that Tenant fails after reasonable prior written notice from Landlord, to keep the Building and Premises in a good state of condition and repair pursuant to Section 11.1 above, or to do any act or make any payment other than rent required under this Lease to a third (3rd party) or otherwise fails to comply herewith, Landlord may, at its option (but without being obliged to do so) immediately, or at any time thereafter but with notice to Tenant and with Tenant escort unless waived by Tenant, perform the same for the account of Tenant, including the right to enter upon the Premises at all reasonable hours with notice to Tenant and with Tenant escort unless waived by Tenant to make such repairs, or do any act or make any payment other than rent to a third (3rd) party or compliance which Tenant has failed to do, and upon demand, Tenant shall reimburse Landlord for any such expense incurred by Landlord including but not limited to any costs, damages and counsel fees. Any moneys expended by Landlord, as aforesaid, shall be deemed additional rent, collectible as such by Landlord. All rights given to Landlord in this Section shall be in addition to any other right or remedy of Landlord herein contained.

Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby agree that at anytime during the Term, in the event that Landlord determines, in its reasonable discretion, that Tenant is not performing its obligations pursuant to Section 11.1 above. Landlord may elect, upon not less than sixty (60) days prior written notice, to assume any of the obligations of Tenant set forth in Section 11 for the remainder of the Term, and the costs incurred by Landlord in connection therewith shall be included in Landlord's Operating Expenses. In such event, both parties recognize that the Premises will house the data center crucial to the computer operations of the Unified Judicial System and that it is imperative that Landlord use commercially reasonable efforts available to minimize any disruption to such operations, absent emergency circumstances. Therefore, Landlord's repairs, except for emergencies, are subject to reasonable notice to Tenant and reasonable agreement by Tenant as to the repair schedule. All of Landlord's repair personnel will be escorted by Tenant 's personnel unless such escort is waived by Tenant in a particular instance; provided, however, Tenant shall act and respond promptly in providing such escort so as not to materially impede the work necessary to be completed by Landlord or its agents, employees or contractors.

17.    Property -- Loss. Damage. Landlord, its agents and employees shall not be liable to Tenant for (i) any damage or loss of property of Tenant placed in the custody of persons employed to provide services for or stored in or about the Premises and/or the Building, unless such damage or loss is the result of the gross negligence, recklessness, or willful misconduct of Landlord, and (ii) interference with the light, air, or other incorporeal hereditaments of the Premises.

18.    Destruction -- Fire or Other Casualty. In case of damage to the Premises by fire or other casualty insured against by Landlord, Tenant shall give immediate notice thereof to Landlord, who shall thereupon cause the damage to all property owned by it to be repaired with reasonable speed at expense of Landlord, to the extent of insurance proceeds actually received by Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay resulting from labor stoppage or any other cause beyond Landlord's control, and to the extent that the Premises is rendered untenantable the rent shall proportionately abate from the date of such casualty, provided the damage above mentioned occurred without the fault or neglect of Tenant, Tenant's servants, employees, agents or visitors. If such damage is due to the fault or neglect of Tenant, or Tenant's servants, employees, agents, or invitees, the damage shall be repaired by Landlord to the extent of Landlord's insurance coverage, but there shall be no apportionment or abatement of rent. In the event the casualty occurs within the last two (2) years of the Term, including any Renewal Terms, Landlord and/or Tenant shall have the option, exercisable within thirty (30) days following such damage or destruction, of terminating this Lease effective upon giving written notice to the other party; provided, however that if Tenant exercises its option to extend the Term of this Lease for any remaining Renewal Terms, if any, Landlord's termination shall be null and void and this Lease shall continue in full force and effect.

In addition, in the event that (a) Landlord fails to notify Tenant of the estimated time to complete the restoration within thirty (30) days after the casualty, (b) Landlord estimates that its repairs will take more than one hundred eighty (180) days for any areas of the Premises. or (c) Tenant is actually deprived of the use of all or any substantial portion of the Premises for a period in excess of one hundred eighty (180) days, Tenant shall have the right, by written notice to Landlord to terminate the Lease as of the date of the casualty, provided that Tenant gives its notice within (45) days after the date of the casualty in the case of subparagraph (a) above, within thirty (30) days after receipt of Landlord's notice of the estimated time to complete the restoration or repair in the case of subparagraph (b) above, or within thirty (30) days after failing to meet the deadline set forth in subparagraph (c) above. Upon termination, Rent shall be apportioned as of the date of the damage and, provided Tenant is not in default, all prepaid Rent shall be repaid to Tenant.

19.    Eminent Domain. If (1) the whole or more than fifty percent (50%) of the floor area of the Premises shall be taken or condemned by Eminent Domain for any public or quasi-public use or purpose, and either party shall elect, by giving written notice to the other, or (2) more than twenty-five percent (25%) of the floor area of the Building shall be so taken, and Landlord shall elect, in its sole discretion, by giving written notice to Tenant to terminate this Lease, then, in either such event, the Term of this Lease shall cease and terminate as of the date of title vesting. Any written notice given pursuant to the preceding sentence shall be given not more than sixty (60) days after the date on which title has vested in the condemner. In case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, except that Tenant shall be entitled to claim, prove and receive in the proceedings such awards as may be allowed for moving expenses. loss of profit and fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation, court or other authority in addition to, and be stated separately from, the award made by it for the Property or part thereof so taken. Notwithstanding anything contrary contained in this Lease, if after a taking by Eminent Domain, in Tenant's determination, the remainder of the building is unsuitable for its needs, the Tenant has a right to terminate the Lease by giving at least thirty days (30) notice to Landlord.

20.    Assignment. So long as Tenant is not in default of any of the terms and conditions hereof, after the giving of all required notices and the expiration of all cure periods, Landlord shall not unreasonably withhold its consent to an assignment of this Lease or sublease of the Premises for any of the then remaining portion of the unexpired Term provided: (i) in the event of an assignment, such assignee shall assume in writing all of Tenant's obligations under this Lease; (ii) in the event of a sublease, such sublease shall in all respects be subject to and in conformance with the terms of this Lease; and (iii) in all events Tenant continues to remain liable on this Lease for the performance of all terms, including but not limited to, payment of all rent due hereunder. Landlord and Tenant acknowledge and agree that it shall not be unreasonable for Landlord to withhold its consent to an assignment if in Landlord's reasonable business judgment, the assignee lacks sufficient business experience or net worth to successfully operate its business within the Premises in accordance with the terms, covenants and conditions of this Lease. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained. No assignment or sublease, regardless of whether Landlord's consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations nor shall the same be deemed to release any person guaranteeing the obligations of Tenant hereunder from their obligations as guarantor. Landlord's acceptance of any name submitted by Tenant, an agent of Tenant, or anyone acting by, through or under Tenant for the purpose of being listed on the Building directory will not be deemed, nor will it substitute for, Landlord's consent, as required by this Lease, to any sublease, assignment, or other occupancy of the Premises by anyone other than Tenant or Tenant's employees. An amount equal to fifty percent (50%) of any profit or additional consideration or rent in excess of the Base Rent or additional rent payable by Tenant hereunder which is payable to Tenant as a result of any assignment or subletting (net of any expenses incurred by Tenant in connection with such assignment or sublease, including, without limitation, marketing costs, commissions, downtime, tenant improvements costs and other costs associated with the sublease or assignment) shall be paid to Landlord as additional rent when received by Tenant. All the foregoing notwithstanding, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Premises or any portion thereof, which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person or entity from the property leased, used, occupied or utilized. Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Premises. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant with the provisions of this Section 20. In no event shall the proposed assignee or subTenant be occupying other space in the Building, nor shall it be a prospective tenant either then negotiating with Landlord or has negotiated with Landlord for premises within the prior six (6) month period.

Notwithstanding the foregoing, without the consent and approval of Landlord, Tenant shall have the right to assign the Lease or sublease the Premises or any portion thereof (however. Tenant shall provide ten (10) days' prior written notice thereof along with a true and complete copy of the sublease or assignment document) to any entity that is part of Pennsylvania 's Unified Judicial System, and in such event shall notify Landlord in writing within thirty (30) days of the effective date of such assignment or sublease.

21.    Event of Default. Any one or more of the following events shall constitute an "Event of Default" hereunder, at Landlord's election: (a) the sale of Tenant's interest in the Premises under attachment, execution or similar legal process or, the adjudication of Tenant as a bankrupt or insolvent, unless such adjudication is vacated within thirty (30) days; (b) the filing of a voluntary petition proposing the adjudication of Tenant (or any guarantor of Tenants obligations hereunder) as a bankrupt or insolvent, or the reorganization of Tenant (or any such guarantor), or an arrangement by Tenant (or any such guarantor) with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant (or any such guarantor) and is withdrawn or dismissed within thirty (30) days after the date of its filing; (c) the admission, in writing, by Tenant (or any such guarantor) of its inability to pay its debts when due; (d) the appointment of a receiver or trustee for the business or property of Tenant (or any such guarantor), unless such appointment is vacated within thirty (30)

days of its entry; (e) the making by Tenant (or any such guarantor) of an assignment for the benefit of its creditors, or if, in any other manner , Tenant's interest in this Lease shall pass to another by operation of law; (f) the failure of Tenant to pay any rent, additional rent or other sum of money when due and such failure continues for a period of fifteen (15) days after receipt of written notice that the same is past due hereunder (except when such failure to pay is excused by the Rent Grace Period provided in Section 55.4); (g) Tenant shall fail to move into or take possession of the Premises within thirty (30) days after commencement of the Term or having taken possession shall thereafter abandon and/or vacate the Premises ; and (h) the default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.

Notwithstanding anything to the contrary contained herein, Tenant shall be considered in "Habitual Default" of this Lease upon (a) Tenant's failure, on two (2) or more occasions during any twelve month period to pay when due any installment of Base Rent, additional rent or any other sum required by the terms of this Lease, or upon (b) Tenant's failure, on two (2) or more occasions during any twelve month period to comply with any term, covenant or condition of this Lease after written notice by Landlord to Tenant. Upon the occurrence of an event of Habitual Default on the part of Tenant, then without limiting any other rights or remedies to which Landlord may be entitled as a result of such defaults: (i) Tenant shall immediately be deemed to have relinquished any and all options or rights granted, or to be granted, to Tenant under the terms of this Lease or any amendment hereto (including, without limitation, rights of renewal, rights to terminate, rights of first offer or rights of first refusal); and (ii) in the event of a monetary event of Habitual Default, Tenant shall thereafter pay all Base Rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier's check.

22.    Remedies. Landlord recognizes that the critical and indispensable function served by the Data Center in the administration of Pennsylvania's Unified Judicial System (as described above in Section 5) necessarily limits the remedies that would be available to Landlord in the event of a default by Tenant. Tenant acknowledges that its need to be able to operate the Data Center continuously must not prevent or delay Landlord's realization of the full economic benefits of the Lease. The parties believe that their interests can be effectively balanced by requiring Landlord to use (to the maximum extent feasible), and by facilitating Landlord's use of, those remedies that are least likely to interfere with the operation of the Data Center. Accordingly, the parties agree that, upon the occurrence of an event of default, Landlord may exercise the following remedies:

a.In the event Tenant's default regards the payment of Base Rent or additional rent due, Landlord may exercise the remedies set forth above in Subsection 6.6.

b.Landlord may declare Base Rent and all items of additional rent (the amount thereof to be based on historical amounts and Landlord's estimates for future amounts) for the entire balance of the then current Lease Term immediately due and payable together with all other charges, payments, costs, and expenses payable by Tenant as though such amounts were payable in advance on the date the Event of Default occurred.

c.Landlord may bring an action or actions against Tenant to enforce the terms of this Lease.

d.Without taking unilateral action that would interfere with Tenant's use of the Premises, Landlord may deliver to Tenant written notice ("Intent-To-Terminate Notice") describing the Event of Default and advising Tenant that Landlord intends to terminate this Lease unless (i) Tenant has cured the Event of Default within forty-five (45) days or (ii) Tenant has, with regard to a default that cannot readily be cured within such time, commenced curing the Event of Default within forty-five (45) days and thereafter diligently and continuously endeavored to cure the Event of Default completely thereafter. If Tenant does not cure the Event of Default by the date so specified or established in the Intent-To-Terminate Notice, Landlord may at any time deliver to Tenant a notice ("Termination/Holdover Notice'') advising Tenant that (i) this Lease has been terminated, (ii) Tenant is deemed to be holding over in the Building, Tenant's actions in holding over have triggered holdover penalties ("Holdover Penalties'') that are in lieu of rent but that are calculated as one hundred fifty (150%) of the total of the Base Rent and additional rent that were coming due immediately before the delivery of the Termination/Holdover Notice, and (iv) Tenant must immediately (or within such time as Landlord otherwise specifies) begin to wind down, and diligently thereafter complete winding down, Tenant's operations in the Building. Tenant's actions in paying the Holdover Penalties shall not entitle Tenant to remain in the Building, it being understood that after receiving the Termination/Holdover Notice Tenant shall be obligated both the pay the Holdover Penalties immediately and to continue the process of winding down its operations in the Building. If at any time thereafter Landlord is dissatisfied with the pace by which Tenant is winding down its operations in the Building, Landlord may immediately bring a proceeding (but not a proceeding brought by confession of judgment) in a court of competent jurisdiction to enforce Landlord's right to recover possession of the Building, and in such case, should Landlord prevail in the proceeding, Tenant shall be obligated

(in addition to its obligation to pay the Holdover Penalties) to pay or reimburse Landlord for all Landlord's expenses and fees (including but not limited to attorney fees), enforcing Landlord's right to recover possession of the Building.

e.No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or equity. Without limitation of the foregoing, Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease, or to any other remedy allowed by law or equity.

f.No expiration of the Lease term or termination of this Lease by operation of law or otherwise (except as expressly provided herein) shall relieve Tenant of its liabilities and obligations hereunder for amounts due before such expiration or termination, all of which shall survive such expiration or termination, and Landlord may, at its option, sue for and collect all rent and other charges due hereunder at any time as and when such charges accrue.

g.The receipt by Landlord of any rent or other sum payable hereunder with knowledge of a breach of any covenant or agreement (other than the prior failure to pay such rent or other sum) shall not constitute a waiver or cure of such breach or prevent Landlord from exercising any of its rights or remedies hereunder on account of Tenant's breach.

h.In the event that Landlord commences suit for the repossession of the Premises, for the recovery of rent or any other amount due under the provisions of this Lease. or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred in connection therewith, including reasonable attorneys ' fees.

i.    Due to the fact that Tenant is a government entity using specialized equipment to perform a crucial government function, in no event can Landlord place or cause to be placed any lien upon Tenant's property or equipment.

LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER PARTY ON ANY AND EVERY MATTER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, THE USE AND OCCUPANCY BY TENANT OF THE PREMISES, ANY STATUTORY REMEDY AND/OR CLAIM OF INJURY OR DAMAGE REGARDING THIS LEASE.

23.    Services and Utilities. Subject to Tenant's reimbursement obligations under Section 6.4 of the Lease, Landlord shall maintain the Property (excluding the interior spaces which are Tenant's responsibility pursuant to Section 11.1 of this Lease) as described in Section 11.2 of this Lease, in a manner comparable to other first class suburban office properties in the Mechanicsburg, PA area.

24.    Electric Current. Tenant acknowledges that the Premises are and will be separately metered for electric consumption. Throughout the Term Tenant shall pay the provider of such electric services directly for the services consumed at the Premises, and such amounts shall be in addition to the Rent due hereunder.

25.    Telephone and Telecommunications. Tenant has arranged for the installation of telephone service within the Building. Tenant shall be responsible for contacting the utility company supplying the telephone service and arranging to have such telephone facilities as it may desire to be extended and put into operation in the Premises, including without limitation, obtaining a low voltage permit for phone and data wiring. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All costs related to installation and the provision of such service shall be borne and paid for directly by Tenant. Tenant shall obtain the requisite permit and complete the ceiling work in cooperation with Landlord in order not to interfere with or delay the completion of the Tenant's Work by Tenant pursuant to Section 35, if applicable, including, without limitation, the closing of the ceiling and the carpet installation, if applicable. Landlord will allow Tenant access for wiring, including electric, data and telecom, within the Building's public areas and designated chases.

Landlord grants permission to utilize existing pathways for new service that may come into the Building. Once the pathway is established, Tenant can reuse it without having to get further permission to install a new communications circuit. Tenant 'Will provide Landlord detailed drawings of any new circuits so installed.

If the Building ever becomes multi-tenanted, in the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building at such time Tenant wishes to install its telecommunications equipment serving the Premises ("Provider"), no such Provider shall be permitted to install its lines or other equipment without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld. Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by such rules and regulations, job site rules. and such other requirements as reasonably determined by Landlord to be necessary to protect the interest of the Building and Property, the other tenants and occupants of the Building and Landlord, including, without limitation, providing security in such form and amount as reasonable determined by Landlord. Each Provider must be duly licensed, insured and reputable. Landlord shall incur no expense whatsoever with respect to any aspect of Provider's provision of its services, including without limitation, the costs of installation, materials and service.

26.    Acceptance of Premises. The Premises are leased to Tenant in their as-is condition, without representation or warranty by Landlord, and without any obligation of Landlord to construct leasehold improvements or perform any other work in the Premises. By continuing possession and occupation of the Premises, Tenant shall be deemed to have (a) accepted the Premises in their current condition; and (b) agreed that the obligations of Landlord with respect to preparation of the Premises for occupancy have been fully performed.

27.    Inability to Perform. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be per formed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Similarly, Landlord shall not be liable for any interference with any services supplied to Tenant by others if such interference is caused by any of the reasons listed in this Section. Nothing contained in this Section shall be deemed to impose any obligation on Landlord not expressly imposed by other sections of this Lease.

28.    No Waivers. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option. but the same shall continue and remain in full force and effect. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

29.    Access to Premises and Change in Services. Landlord shall have the right, without abatement of rent but with notice to Tenant and escorted by Tenant personnel unless such escort is waived by Tenant, to enter the Premises at any hour to examine the same, or to make such repairs and alterations as Landlord shall deem necessary for the safety and preservation of the Building, and also to exhibit the Premises to be let; provided, however, that except in the case of emergency such entry shall only be after notice first given to Tenant. If, during the last month of the Term, Tenant shall have removed all of Tenant's property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein elsewhere expressly provided.

30.    Estoppel Certificates. Tenant agrees, at any time and from time to time, upon not less than ten (10) days' prior request by Landlord to execute, acknowledge and deliver to Landlord an estoppel certificate substantially in the form attached hereto as Exhibit "C" or such other reasonable form requested by Landlord which certifies that this Lease is unmodified and in full force (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates through which the rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease.

31.    Subordination. Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any mortgages, overleases, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Building or the Property or any part thereof. Tenant shall, at any time hereafter, within ten (10) days after request from Landlord, execute a Subordination, Non-Disturbance Agreement substantially in the form of Exhibit "D" attached hereto and made a part hereof or any instruments or leases or other documents that may be required by any mortgage or mortgagee or overlandlord (herein a "Mortgagee ") for the purpose of subjecting or subordinating this Lease and the tenancy created hereunder to the lien of any such mortgage or mortgages or underlying lease, and the failure of Tenant to execute any such instruments, releases or documents shall constitute a default hereunder. Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement from any current or future Mortgagee substantially in the form attached hereto as Exhibit "D".

32.    Attornment. Tenant agrees that upon any termination of Landlord's interest in the Premises, Tenant shall, upon request, attorn to the person or organization then holding title to the reversion of the Premises (the "Successor") and to all subsequent Successors, and shall pay to the Successor all of the rents and other monies required to be paid by Tenant hereunder and perform all of the other terms, covenants, conditions and obligations in this Lease contained. In the event that the Mortgagee succeeds to the interest of Landlord hereunder and is advised by its counsel that all or any portion of the Base Rent or additional rent payable by Tenant hereunder is or may be deemed to be unrelated business income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, Mortgagee, as Landlord, shall have the right at any time, from time to time, to notify Tenant in writing of the required changes to the Lease. Tenant shall execute all documents necessary to effect any such amendment within ten (10) days after written request from Mortgagee, as landlord, provided that in no event shall such amendment increase Tenant's payment obligations or other liability under this Lease or reduce Landlord's obligations hereunder.

33.    Notices. All notices and other communications to be made hereunder shall be in writing and shall be delivered to the addresses set forth below by any of the following means: (a) personal service or receipted courier service; (b) telecopying (if confirmed in writing sent by the methods specified in clauses (a), (c) or (d) of this Section), (c) registered or certified first class mail, return receipt requested, or (d) nationally-recognized overnight delivery service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, if sent pursuant to subsection (c) shall be deemed received five (5) days following deposit in the mail and/or if sent pursuant to subsection (d) shall be deemed received the next succeeding business day following deposit with such nationally recognized overnight delivery service.

If to Landlord:    Corporate Gateway, L.P.
c/o Corporate Office Properties , LP.
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046 Attn: General Counsel Telecopier: (443) 285-7650

If to Tenant:    At the Premises and to Tenant's Notice Address.

Any party may designate a change of address by written notice to the above parties, given at least ten (10) days before such change of address is to become effective.

34.    Intentionally Deleted.

35.    Intentionally Deleted.

36.    Quiet Enjoyment. Tenant, upon the payment of rent and the performance of all the terms of this Lease, shall at all times during the Term peaceably and quietly enjoy the Premises without any disturbance from Landlord or any other person claiming through Landlord subject, however, to the exceptions, reservations, and conditions of this Lease.

37.    Vacation of Premises. Except as otherwise provided in Section 3.3 hereof, Tenant shall vacate the Premises at the end of the Term. If Tenant fails to vacate at such time there shall be payable to Landlord an amount equal to one hundred fifty percent (150%) of the monthly Base Rent stated in Section 1.1.8 paid immediately prior to the holding over period for each month or part of a month that Tenant holds over, plus all other payments provided for herein. and the payment and acceptance of such payments shall not constitute an extension or renewal of this Lease. In event of any such holdover, Landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorneys ' fees and expenses incurred in connection therewith.

38.    Extent of Liability. Tenant shall look solely to the Building and rents derived therefrom for enforcement of any obligation hereunder or by Jaw assumed or enforceable against Landlord, and no other property or other assets of Landlord shall be subjected to levy, execution or other enforcement proceeding for the satisfaction of Tenant's remedies or "With respect to this Lease, the relationship of landlord and tenant hereunder or Tenant's use and occupancy of the Premises.

39.    Separability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40.    Indemnification.

40.1    Tenant's Indemnification. Tenant shall indemnify and hold harmless Landlord and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.1.1    The management of the Premises or the conduct of any business therein, or any work or thing whatsoever done, or any condition created in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises if a result of acts covered by Section 40.1.2 below;

40.1.2    any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors;

40.1.3    any accident, injury or damage whatever occurring in, at or upon the Premises other than those items covered under Landlord's indemnity as described in Section 40.2;

40.1.4    any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and expenses.

In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon written notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). The obligations of Tenant under this Section shall survive termination of this Lease.

40.2    Landlord's Indemnification. Landlord shall indemnify and hold harmless Tenant and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.2.1    the conduct or management of the Building or of any business therein, or any work or thing whatsoever done. or any condition created in or about the Building during the Term of this Lease; and

40.2.2    any act, omission or negligence of Landlord or any of its tenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; and

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and expenses.

In case any action or proceeding is brought against Tenant and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Landlord is obligated to indemnify Tenant pursuant to this Section, Landlord, upon written notice from Tenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant). The obligations of Landlord under this Section shall survive termination of this Lease.

41.    Captions. All headings anywhere contained in this Lease are intended for convenience or reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

42.    Broker. Tenant represents that Tenant has not dealt directly with any broker in connection with this Lease, and Tenant warrants that no broker negotiated this Lease or is entitled to any commissions in connection with this Lease.

43.    Recordation. Tenant covenants that it shall not, without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion, record this Lease or any memorandum of this Lease or offer this Lease or any memorandum of this Lease for recordation. If at any time Landlord or any mortgagee of Landlord's interest in the Premises shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Landlord's expense. If at any time Tenant shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Tenant's expense. If the recordation of this Lease or any memorandum of this Lease shall be required by any valid governmental order, or if any government authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both transfer taxes and documentary stamp taxes on this Lease or any memorandum of this Lease, Tenant shall execute such acknowledgments as may be necessary to effect such recordations and pay, upon request of Landlord, one half of all recording fees, transfer taxes and documentary stamp taxes payable on, or in connection with this Lease or any memorandum of this Lease or such recordation.

44.    Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns (subject, however, to the terms of Section 20 hereof).

45.    Integration of Agreements. This writing is intended by the Parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the Parties are incorporated. No course of prior dealings between the Parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the Parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings, or agreements have been made or relied upon in the making of this Lease.

46.    Hazardous Material; Indemnity. Tenant further agrees to the following:

46.1    As used in this Lease, the following terms shall have the following meanings:

46.1.1    "Environmental Laws" shall mean all federal, state or local statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, agreements, ordinances, administrative or judicial rulings or similar items relating to the protection of the environment or the protection of human health, including, without limitation , all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, Releases or Threats of Releases (as defined below) of Hazardous Materials into the air, surface water, groundwater or land, or relating to (i) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) relating to storage tanks, or (iii) the transfer of industrial facilities, including, without limitation, ISRA (as defined below).

46.1.2    "Hazardous Materials" shall mean (i) any substance, gas, material or chemical which is defined as or included in the definition of "hazardous substances", '"toxic substances", "hazardous materials", "hazardous wastes" under any federal, state or local statute, law, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9061 et seq. (''CERCLA"); the Hazardous Materials Transportation Act, as amended 49 U.S.C. §§1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901, et seq.; (ii) radon gas in excess of four (4) picocuries per liter, friable asbestos, urea formaldehyde foam insulation, petroleum products , transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; and (iii) any other substance, gas, material or chemical, exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that asserts or may assert jurisdiction over the Premises, the Building or the Property .

46.1.3    "Hazardous Materials Inventory" shall mean a comprehensive inventory of all Hazardous Materials used, generated, stored, treated or disposed of by Tenant at the Premises.

46.1.4    "Losses" shall mean all claims, liabilities, obligations, losses (including, without limitation, diminution in the value of the Premises, the Building, or the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building and/or the Property, and damages arising from any adverse impact on marketing of space), damages, penalties, fees, actions, judgments, lawsuits, costs, expenses, disbursements, orders or decrees, including, without limitation , attorneys' and consultants· fees and expenses.

46.1.5    "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.1.6    "Threat of Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.2    Tenant shall not generate, use, manufacture, recycle, handle, store, place, transport, treat, discharge or dispose of any Hazardous Materials at, on, in or near the Premises, the Building or the Property or cause any of the foregoing to occur at, on, in, or near the Premises, the Building or the Property, shall comply with all Environmental Laws in connection with Tenant's use or occupancy of the Premises and the Building, and promptly shall take all remedial action, at Tenant's sole cost and expense, but with Landlord's prior approval, necessary or desirable to remedy, clean-up and remove the presence of any Hazardous Materials resulting from Tenant's violation of the prohibitions set forth in this sentence or Tenant's failure to comply with Environmental Laws. Notwithstanding the foregoing, Tenant shall not be deemed to be prohibited from using products containing Hazardous Materials so long as such products are commonly found in an office environment or in a computer-data and computer-operations center and are handled, stored, used and disposed of in compliance with all Environmental Laws. In addition, Tenant shall (i) obtain, maintain in full force and effect, and comply with, all permits required under Environmental Laws; (ii) comply with all record keeping and reporting requirements imposed by Environmental Laws concerning the use, handling, treatment, storage, disposal or release of Hazardous Materials on the Premises, the Building and the Property; (iii) report to Landlord any release or discharge of Hazardous Materials within two (2) business days of Tenant's obtaining notice of such discharge or release; (iv) provide to Landlord copies of all written reports concerning such discharge of Hazardous Materials that are required to be filed with governmental or quasi-governmental entities under Environmental Laws; (vi) maintain and annually update a Hazardous Materials Inventory with respect to Hazardous Materials used, generated, treated, stored or disposed of at the Premises, the Building and the Property; and (vii) make available to Landlord for inspection and copying, at Landlord's expense, upon reasonable notice and at reasonable times, such Hazardous Materials Inventory and any other reports, inventories or other records required to be kept under Environmental Laws concerning the use, generation, treatment, storage, disposal or release of Hazardous Materials.

46.3    Without limitation on any other indemnities by or obligations of Tenant to Landlord under this Lease or otherwise, Tenant hereby covenants and agrees to indemnify, defend and hold harmless Landlord from and against any Losses incurred by Landlord as a result of Tenant's breach of any representation, covenant or warranty hereof; or as a result of any claim, demand, liability, obligation, right or cause of action, including, but not limited to governmental action or other third party action (collectively, "Claims"), that is asserted against Landlord, the Premises, the Building or the Property as a result of or which arises directly or indirectly, in whole or in part, out of the Release, Threat of Release, discharge, deposit, presence, treatment, transport, handling or disposal of any Hazardous Materials at, on, under, in, about, or from the Premises, the Building or the Property attributable to or arising out of the operations or activities or presence of Tenant or any assignee, subTenant, agent or representative of Tenant at or about the Premises, the Building or the Property. This indemnification of Landlord and its Mortgagee(s) by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building.

46.4    The indemnities, warranties and covenants contained in this Article shall survive termination of this Lease.

46.5    To Landlord's actual knowledge as of the date of this Lease, the Premises is in compliance with all Environmental Laws and does not contain any Hazardous Materials.

47.    Americans with Disabilities Act. Notwithstanding any other provisions contained in this Lease and with the purpose of superseding any such provisions herein that might be construed to the contrary, it is the intent of Landlord and Tenant that at all times while this Lease shall be in effect that the following provisions shall be deemed their specific agreement as to how the responsibility for compliance (and cost) with the Americans With Disabilities Act and amendments to same ("ADA"), both as to the Premises and the Property, shall be allocated between them, namely:

47.1    Modifications, alterations and/or other changes required to and within the Building which are not capital in nature shall be the responsibility of Tenant to perform and the cost of same shall be paid by Tenant.

47.2    Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Exterior Common Areas which are not capital in nature shall be the responsibility of Landlord to perform and the cost of same shall be considered a part of Landlord's Operating Expenses and treated as such.

47.3    Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Exterior Common Areas which are capital in nature shall be the responsibility of Landlord and at its cost and expense.

47.4    Modifications, alterations and/or other changes required to and within the Exterior Common Areas, whether capital in nature or not, which are required as a result of Tenant's specific use of the Premises, as compared to office uses generally, shall be paid by Tenant within thirty (30) days after receipt of an invoice from Landlord, together with reasonable supporting documentation.

Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Section.

48.    Several Liability. If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venture or partner shall be deemed to be both jointly and severally liable for the payment of the entire rent and other payments specified herein.

49.    Intentionally Deleted.

50.    Definition of "Day" and "Days". As used in the Lease, the terms "day" and "days" shall refer to calendar days unless specified to the contrary; provided, however, that if the deadline established for either party's performance hereunder occurs on a Saturday, Sunday or banking holiday in the Commonwealth of Pennsylvania, the date of performance shall be extended to the next occurring business day.

51.    Signage.

51.1    Exterior Signage. Tenant, at Tenant's expense (although Tenant may elect to apply part of the Allowance to pay any, some, or all of the expenses), shall have the right to install an exterior sign on the Building, provided that (i) there is no Event of Default outstanding at anytime, (ii) Tenant obtains Landlord's prior written approval, such approval not to be unreasonably withheld, with regard to the size, location, and method of installation of the signage, (iii) the Lease has not been amended to reduce the area of the Premises, and (iv) Tenant remains open for business in the Premises. Tenant, at Tenant's expense, shall maintain the signage, and obtain all required permits from any governmental authorities. At the expiration or sooner termination of this Lease, Tenant shall remove the exterior signage on the Building and restore the Building's surface to that condition which existed immediately prior to the installation of the signage. In addition, if, after installation of the signage, any of the conditions set forth in subsections (i) through (iv) inclusive of the first sentence of this paragraph are not satisfied, Tenant, at Tenant's expense, shall remove the signage upon fifteen (15) days' advance written notice from Landlord and restore the Building's surface to that condition which existed immediately prior to the installation of the signage.

51.2    Interior Signage. Tenant, at Tenant's expense, may install standard Building suite entry and lobby signage and the costs of same shall be funded out of the Allowance.

51.3    Monument Signage. Tenant may continue to utilize the monument signage applicable to the Building for identification of Tenant's business.

52.    Tenant's Anti-Terrorism Representation. Tenant hereby represents and warrants that neither Tenant, nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Tenant) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("E013224"); (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC'") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website); (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in E013224; (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO 13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; or (v) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) - (v) above are herein referred to as a "Prohibited Person").

Neither Tenant, nor any of their respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Tenant) shall (a) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in E013224. Tenant agrees to indemnify and hold Landlord harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to Landlord's engagement in any activity associated with either (a) or (b) set forth above. If Tenant violates the provisions of this Section, such violation shall be considered an immediate Event of Default and Landlord shall not be required to grant Tenant any cure period prior to exercising its rights under this Lease, including, without limitation, termination of the Lease.

53.    Right of First Offer. Provided that Tenant has commenced payment of Base Rent and is open for business in the entire Premises (and has not reduced the size of the Premises in any subsequent amendments or agreements after the date of this Lease) (the "ROFO Conditions"), Tenant shall have a continuing right of first offer in connection with a lease from Landlord of any premises becoming available in either of Landlord's office buildings located at 5070 Ritter Road, Mechanicsburg, Pennsylvania 17712, subject to the rights of other tenants in the Building existing as of the date of this Lease (the "Option Space"). The first time that any portion of the Option Space becomes available for lease, provided that Tenant has satisfied the ROFO Conditions, Landlord shall notify Tenant in writing of the existence of the availability of the Option Space which is then available ("Landlord's Offer Notice") and the then Prevailing Market Rate (as defined in Section 3.3) for the Option Space. Tenant shall exercise the foregoing right of first offer by delivering written notice of its intention to lease the Option Space described in Landlord's Offer Notice within thirty (30) days after Tenant's receipt of Landlord's Offer Notice.

53.1    Terms of Rental for Option Space. If Tenant exercises its rights in a timely fashion under Section 53 above, (i) the length of the term of the Lease for the Option Space shall be the longer of (a) a period which is coterminous with the then current Term, or (b) three (3) years, (ii) the Base Rent shall be equal to the Prevailing Market Rate (as defined in Section 3.3 hereof) as set forth in Landlord's Offer Notice, (iii) any additional rent due in connection with the lease of the Option Space and all other terms relating to the rental of the Option Space (except to the extent modified by this Section 53) shall be the same as for the Premises, and (iv) the commencement date for the Option Space shall be the earlier of (a) the date on which Tenant takes occupancy of the Option Space or (b) the date which is sixty (60) days after the date of Landlord's Offer Notice, or in the alternative, the date of Landlord's completion of any tenant improvements to the Option Space, if applicable. If the balance of the remaining Term of this Lease is less than three (3) years, the then current Term of this Lease shall be extended to expire coterminously with the lease for the Option Space and the Base Rent due for the original Premises shall increase during such extension in the same proportion as the increases during the then current Term. In such event, such extension of the Term for the original Premises and the Base Rent due in connection therewith shall be included in the Amendment.

53.2    Entry into Lease Amendment. Within thirty (30) days after the date of the Landlord's Offer Notice, as the case may be, Landlord and Tenant shall enter into a written amendment to this Lease which adds the Option Space to the definition of the "Premises" and sets forth the Base Rent and such other matters which are at variance with the terms and conditions of this Lease.

53.3    Miscellaneous Matters. If (i) Tenant is then in default under the terms of this Lease at the time of exercising its rights under this Section 53, (ii) Tenant fails to deliver the requisite notice to Landlord exercising such right within the thirty (30) day period specified above, (iii) Tenant fails to execute an amendment to this Lease for the Option Space within the thirty (30) day period, or (iv) Tenant declines to exercise its rights as provided above as to the Option Space, then Landlord shall be free to proceed to lease the Option Space which was the subject of Landlord's Offer Notice. The rights of first offer shall not be severed from this Lease, or separately sold, assigned or transferred, but may only be assigned or transferred as a part of this Lease.

54.    Telecommunications and Data Center Equipment. Tenant shall have the right to enter upon and utilize the roof of the Building for the purposes of installing, maintaining and repairing any equipment or utilities required in its operation of its business in the Premises; provided that (i) such equipment is used solely in connection with Tenant's business in the Premises and is not available for use by third-parties, (ii) Tenant submits to Landlord for Landlord's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, documents depicting the proposed location of the equipment on the roof and providing the make, model, and operating and specifications of the equipment, (iii) Tenant, at Tenant's expense, shall install, maintain and remove the equipment in coordination with Landlord's rooftop consultant, if any; provided, however, that Landlord, at Tenant's expense, shall have the right with Tenant's permission, but not the obligation, to install, maintain and/or remove (at the end of the term of the Lease) the equipment, and (iv) Tenant shall indemnify and hold Landlord, its successors, assigns, agents, licensees and invitees harmless from any and all damages, costs, claims, expenses, actions (including reasonable attorneys' fees) in connection with the equipment, unless resulting form Landlord's negligence. Tenant has the right to pad-mount equipment anywhere in the Premises. Upon the expiration or sooner termination of the Term, Tenant shall be responsible for removing the equipment from the roof which is not intended to remain with the Building and for any ·costs, if any, to repair the damage to the roofing system resulting from such removal.

55.    Additional Provisions.

55.1    Tenant's Right to Self-Insurance. Notwithstanding anything to the contrary contained in the Lease, Tenant hereby certifies that it is a self-insured agency of the government of the Commonwealth of Pennsylvania. Any requirement herein with respect to Tenant's maintaining insurance is controlled by those provisions set forth in Chapter 85 of 42 Pennsylvania Consolidated Statutes (the Judicial Code), and such requirement of insurance shall be deemed satisfied by the representation made herein.

55.2    Limitation of Liability: Subrogation Notwithstanding anything to the contrary contained in the Lease, Tenant is subject to the dictates of Act 152-1978, as amended (commonly known as the "Sovereign Immunity Tort Claims Act"). The Commonwealth has established a tort claims self-insurance program to handle these claims or suits which is administered by the Bureau of Risk and Insurance Management, Department of General Services, in close relationship with the office of the Attorney General of Pennsylvania. Subject to the limits of Act 152, Tenant will assume responsibility for any injury, loss, or damage arising only out of its negligence or misconduct connected with its use or occupancy of the Premises. Notwithstanding any provisions in the Lease, nothing in this Lease shall be construed or operate as, either directly or indirectly, a partial or total waiver of any provision of law providing for immunity of the Commonwealth. Landlord shall give prompt written notice to Tenant of any claim which it asserts to be the responsibility of the Tenant under the Lease and Tenant shall have the right to contest and defend such claim at its own cost and expense.

55.3    Non-appropriation of Funds. Tenant intends to request the appropriation of funds from the General Assembly of the Commonwealth of Pennsylvania to pay for the rental of the Premises, and if funds are not appropriated for the Tenant for such periodic payment for any future fiscal period, Tenant will not be obligated to pay the remainder of the total price due beyond the end of the then current fiscal period. Such event will not constitute a default under this Lease. Tenant agrees to notify Landlord in writing of such non-appropriation at the earliest possible time. In the event the funds are not appropriated as above and the Tenant is unable to make further payments due under this agreement beyond the end of the then current fiscal year, Landlord may, at its option, terminate this Lease and demand that Tenant vacate the premises or convert the Lease into a month-to-month rental upon mutually agreeable terms.

55.4    Rent Grace Period. In the event that the General Assembly has not approved a budget for the Commonwealth of Pennsylvania for the fiscal year beginning July 1, rent due under this Lease on July 1 of each year (which is the start of the Commonwealth of Pennsylvania's fiscal year) may be paid by the Tenant within fifteen (15) days after the General Assembly's passage of the budget for the Commonwealth of Pennsylvania for such fiscal year without Tenant's being deemed in default.

55.5    Landlord's Insurance. Landlord shall maintain during the Term of this Lease and any renewal or extensions thereof commercial general liability insurance in such amounts and with such coverages as is prudent and customary for owners of similar first-class office buildings containing a large Data Center to protect Landlord and its agents from claims for damages for personal injury and/or property damage that may result from the ownership, maintenance or use of the Building. During the Term of this Lease and any renewals or extensions thereof, Landlord shall cause Tenant to be an additional insured party under Landlord's comprehensive general liability insurance policy, but only as to third party claims arising outside the Premises or arising solely as a result of Landlord's negligence or willful misconduct or that of Landlord's agents, servants and employees. In addition, Landlord shall maintain fire and extended risk property insurance on the Building and the improvements located therein in such amounts and with such coverages as is prudent and customary for owners of similar first-class office building. As set forth in Section 13.2 of this Lease, prior to the commencement of each Operating Year, Landlord shall furnish to Tenant a written statement setting forth Landlord's estimate of the costs of the insurance required under this Section 55 for such Operating Year and Tenant shall pay Landlord's estimated insurance costs in equal monthly installments, in advance, as additional rent together with Base Rent.

55.6    Personal Liability. No official, director, officer, agent, or employee of Tenant shall be charged personally held contractually liable to Landlord under any term or provision of this Lease or because of any breach hereof, or because of its execution, approval, or attempted execution of this Lease.

55.7    Governing Law. The terms and conditions of this Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

55.8    Landlord Default. If at any time or times Landlord shall be in default in the performance or observance of any of its covenants, agreements or undertakings provided in this Lease, and if Landlord shall not cure or remedy such default within thirty (30) days after Tenant gives written notice thereof to Landlord, or, if such default cannot reasonably be cured and remedied within thirty (30) days, if Landlord shall not commence in good faith to cure and remedy such default within thirty (30) days after receipt of such notice from Tenant and continue with due diligence until such default is cured and remedied, then Tenant may, but shall not be obligated to, take such action as in Tenant's good faith judgment is reasonably appropriate to cure and remedy such default by Landlord, and Landlord shall, within forty-five (45) days after receipt of demand therefor, pay to Tenant an amount equal to all reasonable costs and expenses incurred by Tenant in so curing and remedying such default. If Landlord fails to pay Tenant within the 45-day period, Tenant shall only be permitted to offset the amount due against Base Rent after obtaining a final, unappealable decision in its favor from an adjudicatory body. If Landlord commits a default which has not been cured after any applicable notice and cure period, Tenant may pursue any remedies given in this Lease or under the law. Tenant is entitled to recover its reasonable and actual legal fees if the court or other adjudicative body agrees that the Landlord was wrong in refusing to reimburse Tenant for an amount demanded.

55.9    Condition of Premises. Landlord warrants that , to the best of Landlord's actual knowledge, the Premises currently complies with all applicable laws, ordinances, rules and regulations of governmental authorities. Landlord acknowledges that, during the Term, Landlord may be required to take action to comply with applicable laws regarding matters for which this Lease does not delegate responsibility to the Tenant.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Lease as of the day and year first above written.

WITNESS OR ATTEST:	LANDLORD:
CORPORATE GATEWAY, L.P.
	By:	COPT Property Management Services, LLC, Authorized Property Manager

	By:	/s/ Roger A. Waesche, Jr.	(SEAL)
Roger A. Waesche, Jr.
President

WITNESS OR ATTEST:	TENANT:
ADMINISTRATIVE OFFICE OF PENNSYLVANIA COURTS

	By:	/s/ Thomas B. Darr
	Name:	Thomas B. Darr
	Title:	Deputy Court Administrator